 Exhibit 10.10

LOAN AGREEMENT

Dated as of August 3, 2015

between

KNIGHT THERAPEUTICS INC.

as Lender

- and -

EMBER THERAPEUTICS, INC.

as Borrower

Table of Contents

ARTICLE 1 DEFINITIONS	1
1.1 General Definitions	1
1.2 Schedules and Exhibits	11
1.3 Accounting Terms and Definitions	11
1.4 Supplements, Re-enactments, Etc.	12
1.5 Headings of Subdivisions	12
1.6 Gender and Number	12
1.7 Monetary References	12
1.8 Actions on Days Other Than Business Days	12
ARTICLE 2 TERMS OF THE LOAN	12
2.1 The Loan	12
2.2 Maturity Date	12
ARTICLE 3 PAYMENT	13
3.1 Payments on Principal	13
3.2 General Matters	13
ARTICLE 4 INTEREST, FEES AND CHARGES	13
4.1 Interest Rate	13
4.2 Payment of Interest	13
4.3 Default Rate of Interest	13
4.4 Computation of Interest and Fees	13
4.5 Maximum Interest	14
4.6 Origination Fee	14
4.7 Work Fee	14
4.8 Lender's Expenses	14
4.9 Illegality	14
ARTICLE 5 TERMINATION AND REDUCTION	15
5.1 Termination	15
5.2 Continuing Obligations	15
ARTICLE 6 SECURITY AND COLLATERAL	15
6.1 Security Delivered on the Closing Date	15
6.2 Further Assurances	15
6.3 Security Effective Notwithstanding Date of Loan	16
6.4 No Merger	16
6.5 Release of Security	16
ARTICLE 7 REPRESENTATIONS AND WARRANTIES	16
7.1 Representations and Warranties	16
7.2 Survival of Representations and Warranties	22
ARTICLE 8 SCHEDULES AND REPORTS	23
8.1 Financial Information	23
8.2 Compliance Certificate	23

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8.3 Other Matters	23
ARTICLE 9 COVENANTS	23
9.1 Positive Covenants of the Borrower	23
9.2 Negative Covenants of the Borrower	29
9.3 Entitled to Perform Covenants	30
9.4 Covenants of the Lender	31
ARTICLE 10 CONDITIONS PRECEDENT	31
10.1 Conditions Precedent to Loan	31
ARTICLE 11 EVENTS OF DEFAULT	33
11.1 Events of Default	33
11.2 Acceleration and Termination of Rights	35
11.3 Remedies Cumulative and Waivers	35
11.4 Saving	36
11.5 Third Parties	36
11.6 Set-Off or Compensation	36
ARTTCLE 12 INDEMNIFICATION, ETC.	36
12.1 General lndemnity	36
12.2 Taxes	37
ARTICLE 13 GENERAL PROVISIONS	37
13.1 Notice	37
13.2 Choice of Governing Law and Construction	38
13.3 Attornment	38
13.4 Press Releases	38
13.5 Modification and Benefit of Agreement	39
13.6 Waivers, Confidentiality, Information Sharing	39
13.7 Judgment Currency	40
13.8 Severability	40
13.9 Conflicts	40
13.10 Entire Agreement	40
13.11 Counterpart Execution/Electronic Delivery	40

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LOAN AGREEMENT

THIS LOAN AGREEMENT is made with effect as of the 3rd day of August, 2015, by and between EMBER THERAPEUTICS, INC., a company incorporated under the laws of Delaware (the "Borrower") and KNIGHT THERAPEUTICS INC., a corporation formed under the laws of Canada, and one or more Persons to whom the foregoing or their permitted assigns may from time to time assign an interest in the Loan Documents (as defined below) (collectively, the "Lender").

RECITALS

WHEREAS the Borrower desires that the Lender extend the Loan (as defined below) to the Borrower and the Lender has indicated its willingness to lend on the terms and conditions set forth herein; and

WHEREAS the parties wish to provide for the terms and conditions upon which the Loan will be made;

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE 1

DEFINITIONS

1.1	General Definitions

In this Agreement the following terms will have the following meanings:

"Acquisition" means, with respect to any Person, any purchase or other acquisition by such Person, regardless of how accomplished or effected (including any such purchase or other acquisition effected by way of amalgamation, merger, arrangement, business combination or other form of corporate reorganization or by way of purchase, lease or other acquisition arrangements), of (a) any other Person (including any purchase or acquisition of such number of the issued and outstanding securities of, or such portion of an Equity Interest in, such other Person so that such other Person becomes a Subsidiary of the purchaser or of any of its Affiliates) or of all or substantially all of the Property of any other Person, or (b) any division, business, operation or undertaking of any other Person or of all or substantially all of the Property of any division, business, operation or undertaking of any other Person.

"Action Request" means any request from any Governmental Authority under any Environmental Law whereby such body or agency requests that the Person requested takes action or steps or does acts or things in respect of any Property in its charge, management or control to remediate a matter which is not or is alleged not to be in compliance with all Environmental Laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect.

"Affiliate" means: (a) any Person which, directly or indirectly, controls, is controlled by or is under common control with any other Person; (b) any Person which beneficially owns or holds, directly or indirectly, 50% or more of any class of voting shares or Equity Interest (including partnership interests) of any other Person; or (c) any Person, 50% or more of any class of the voting shares (or if such Person is not a corporation, 50% or more of the Equity Interest, including partnership interests) of which is beneficially owned or held, directly or indirectly, by any other Person. For the purposes of this definition, control of any Person (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to elect or appoint a majority of the board of directors

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of, or persons performing similar functions in respect of, such Person, whether through the ownership of voting securities, by contract, or otherwise.

"Agreement" means this agreement and all schedules attached hereto; the expressions "hereof", "herein", "hereto", "hereunder", "hereby" and similar expressions refer to this Agreement, as amended, restated or supplemented from time to time, as a whole and not to any particular Article, Section, Schedule, or other portion hereof or thereof.

"Applicable Law" means (a) any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation, restriction or by-law (zoning or otherwise); (b) any judgment, order, writ, injunction, decision, ruling, decree or award; (c) any regulatory policy, practice, guideline or directive; or (d)    any franchise, licence, qualification, authorization, consent, exemption, waiver, right, permit or other approval of any Governmental Authority, binding on or affecting the Person referred to in the context in which the term is used or binding on or affecting the property of such Person, in each case whether or not having the force of law.

"Audited Financial Statements" means the audited Consolidated statement of financial position of the Borrower for the Fiscal Year ended December 31, including, without limitation, balance sheet, statement of income and retained earnings and statements of cash flows for such Fiscal Year prepared in accordance with GAAP.

"BMP-7" means Bone Morphogenic Protein 7.

"Board" means the Borrower's board of directors.

"Borrower" means Ember Therapeutics, Inc., a company incorporated under the laws of Delaware, and its permitted successors and assigns.

"Business" means the development and commercialization of pharmaceutical products including, without limitation, MT-006, MT-007 and MT-008.

"Business Day" means a day (other than Saturday or Sunday) on which banks are generally open for business in Montreal, Quebec and New York, New York.

"Capital Expenditures" means, for any period, any expenditure made by any Person for the purchase, lease, acquisition, licence, erection, development, improvement, construction, repair or replacement of capital assets, and any expenditure related to a Capital Lease or any other expenditure required to be capitalized, all as determined in accordance with GAAP.

"Capital Lease" means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

"Cash Balance Statement" has the meaning ascribed to it in Section 9.1(z).

"Change of Control" means, with respect to the Borrower, the acquisition by any Person or group of Persons who act together in concert for such purpose of (a) shares or other voting Equity Interests of the Borrower to which are attached more than 50% of the votes that may be cast to elect directors or other Persons charged with the direction of the management of the Borrower and which, if exercised, are sufficient to elect a majority of such directors or other management Persons, or (b) any other right to

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appoint a majority of such directors or other management Persons or with respect to any Person who from time to time has previously met the foregoing test the further acquisition by such Person or group of Persons who act together in concert for such purpose of any further units or other voting Equity Interests of the Borrower.

"Closing Date" means August 4, 2015 or such other date on which the Loan is made.

"Collateral" means all of the undertaking and Property, present and future, real, immovable, personal and movable, of Borrower or its Affiliates, now or hereafter pledged, hypothecated, granted or assigned to the Lender to secure, either directly or indirectly , repayment on account of payment of any of the Obligations.

"Compliance Certificate" means the certificate required pursuant to Section 8.2, substantially in the form annexed as Schedule 8.2 and signed by a director of the Borrower.

"Consolidated" means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person.

"Contingent Obligation" means, as to any Person, any obligation, whether secured or unsecured, of such Person guaranteeing or indemnifying , or in effect guaranteeing or indemnifying, any indebtedness, leases, dividends, letters of credit or other monetary obligations (the "primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of such Person as an account party in respect of a letter of credit or letter of guarantee issued to assure payment by the primary obligor of any such primary obligation and any obligations of such Person, whether or not contingent, (a) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds for the purchase or payment of any such primary obligation or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase Property, Equity Interests or services primarily for the purpose of assuring the obligee under any such primary obligation of the ability of the primary obligor to make payment of such primary obligation , or (d) otherwise to assure or hold harmless the obligee under such primary obligation against loss in respect of such primary obligation; provided, however, that the term "Contingent Obligation" will not include endorsements of instruments for deposit or collection in the ordinary course of business.

"Controlled Group" means, in respect of the Borrower operating in the United States, all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Sections 414(b) and (c) of the Revenue Code.

"Debt" means, with respect to any Person, without duplication, the aggregate of the following amounts , at the date of determination: (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of Property or services which constitute indebtedness; (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (whether or not the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property); (e)    all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as finance leases; (f) all reimbursement obligations , contingent or otherwise, of such Person under acceptance, letter of credit and similar facilities; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any partnership or shareholder or other

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equity interests of such Person (for greater certainty, not including obligations with respect to unexercised options and rights of first refusal and where conditions precedent to the purchase, redemption, retirement, defeasance or other acquisition of such obligations have not occurred); (h) all Contingent Obligations of such Person in respect of Debt of another Person; and (i) any other obligation arising under arrangements or agreements that, in substance, provide financing to such Person.

"Deemed Interest Rate" means the interest rate applicable to the Loan as set out in Section 4.1 or 4.3, as the case may be, from time to time.

"Default" means any event or condition which, with the giving of notice, the lapse of time or both, would constitute an Event of Default.

"Disposition" means any sale, assignment, transfer, conveyance, lease or other disposition of any asset of Borrower in a single transaction or a series of related transactions and the word "Dispose" has a correlative meaning.

"Distribution" means, with respect to any Person, any payment, directly or indirectly, by such Person: (a)    of any dividends on any shares of its capital, other than dividends payable in shares; (b) on account of, or for the purpose of setting apart any property for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any Equity Interests; (c) of any other distribution in respect of any Equity Interests; or (d) of any management, consulting or similar fee or compensation or any bonus payment or comparable payment, or by way of gift or other gratuity, to any Affiliate of such Person or to any director, officer or member of the management of such Person or an Affiliate of such Person or to any Person not dealing at arm's length with such first Person (for greater certainty, compensation (including bonuses) paid by Borrower in the course of its business to directors, officers and members of management of Borrower will not constitute Distributions hereunder).

"Environmental Laws" means all Applicable Laws relating to Materials of Environmental Concern, pollution or protection of health, safety or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacturing, processing, distribution, use, treatment, storage, disposal or transport of Materials of Environmental Concern.

"Equipment" means all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal or movable Property (other than Inventory) of every kind and description used in a Person's operations or owned by such Person or in which such Person has an interest, whether now owned or hereafter acquired by such Person and wherever located, and all parts, accessories and tools and all increases and accessories thereto and substitutions and replacements therefor.

"Equity Commitment" has the meaning ascribed to it in Section 9.4(a)(i).

"Equity Raise" has the meaning ascribed to it in Section 9.1(x).

"Equity Interests" means (a) in the case of any corporation or company, all shares or capital stock and any securities exchangeable for or convertible into shares or capital stock, (b) in the case of an association or business entity, any and all shares, interests, participation rights or other equivalents of corporate stock (however designated) in or to such association or entity, (c) in the case of a partnership, limited liability company or unlimited liability company, partnership or membership interests (whether general or limited), as applicable, and (d) any other interest or participation that confers on a Person the

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right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and including, in all of the foregoing cases described in clauses (a) to (d), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases.

"ERISA" means the Employee Retirement Income Safety Act of 1974 of the United States, together with the regulations thereunder as the same may be amended from time to time.

"ERISA Plan" means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Revenue Code (other than a multiemployer plan) that either (a) is maintained by the Borrower, or (b) with respect to which the Borrower has or may have liability.

"Event of Default" has the meaning ascribed to it in Section 11.1.

"Financial Statements" means the statements of financial position of the Borrower, including without limitation, the balance sheet, statement of income and retained earnings and statement of cash flows of the Borrower, the Cash Balance Statement, all prepared in accordance with GAAP and consistent with the approach used by the Borrower in its Audited Financial Statements.

"Fiscal Quarter" means any of the quarterly accounting periods of the Borrower ending on March 31, June 30, September 30, and December 31 of each year.

"Fiscal Year" means any period of twelve consecutive months ending on December 31 of any calendar year.

"GAAP" means United States generally accepted accounting principles applied on a consistent basis.

"Governmental Authority" means the government of Canada, the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supranational bodies such as the European Union or the European Central Bank and including a Minister of the Crown, Superintendent of Financial Institutions or other comparable authority or agency.

"Indemnified Party" has the meaning ascribed to it in Section 12.1.

"Intellectual Property" means the intellectual property in patents, patent applications, trade-marks, trade- mark applications, trade names, service marks, copyrights, copyright registrations and trade secrets including, without limitation, customer lists and information and business opportunities, industrial designs, proprietary software, technology, recipes and formulae and other similar intellectual property rights.

"Interest Payment Date" means the days falling three months, six months, nine months and 12 months after the Closing Date, and the anniversary of each of those dates in each year until the Maturity Date.

"Inventory" means, with respect to any Person, all inventory of such Person, whether now owned or hereafter acquired including, but not limited to, all goods intended for sale or lease by such Person, or for display or demonstration; all work in process; all raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, printing, packing, shipping, advertising, selling, leasing or furnishing of such goods or otherwise used or consumed in such Person's business.

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"Lender" means Knight Therapeutics Inc., a corporation formed under the laws of Canada, and one or more Persons to whom the foregoing or their permitted assigns may from time to time assign an interest in the Loan Documents.

"Lender Distribution Agreement" means the proposed license and distribution agreement between Borrower and Lender by which Lender will have the exclusive distribution rights to the Licensed Products, as such term is defined therein.

"Lender's Nominee" has the meaning ascribed to it in Section 9.1(aa).

"LIBOR" means the Intercontinental Exchange London Interbank Offered Rate.

"Lien" means: (a) any interest in Property securing an obligation owed to, or a claim by, a Person, whether such interest is based on the common law, civil law, statute, or contract, and including, without limitation, a security interest, charge, claim, hypothec or lien arising from a mortgage, deed of trust, hypothec, encumbrance, pledge, hypothecation, assignment, deposit arrangement, agreement, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes; and (b) to the extent not included under clause (a), (i) any rights of repossession or similar rights of unpaid suppliers, (ii) any reservation, exception, encroachment, easement, right-of-way, covenant, condition, restriction, lease or other title exception or encumbrance affecting Property, and (iii) any other lien, hypothec, charge, privilege, secured claim, title retention, garnishment right, deemed trust, encumbrance or other right affecting Property, choate or inchoate, whether or not crystallized or fixed, whether or not for amounts due or accruing due, arising by any statute or law of any jurisdiction, at law, in equity or by any agreement.

"Loan" has the meaning ascribed to it in Section 2.1 hereof.

"Loan Documents" means (a) this Agreement and the Security Documents; and (b) all present and future security, agreements and documents labelled by Borrower and Lender as a Loan Document; in each case as the same may from time to time be supplemented, amended or restated, and "Loan Document" means any one of the Loan Documents.

"Losses" has the meaning ascribed to it in Section 12.1.

"Make-whole Payment" means, in the event of the repayment of the Loan prior to the Maturity Date, an amount equal to the interest payable on the outstanding principal amount of the Loan calculated at the interest rate set forth in Section 4.1 from the date of repayment until the Maturity Date.

"Mariel" means Mariel Therapeutics, Inc., the parent company of the Borrower.

"Mariel Guaranty" means the guaranty between Mariel and the Lender pursuant to which Mariel has guaranteed all of the obligations of Borrower hereunder.

"Material Adverse Effect" means (a) a material adverse effect on the business, operations, properties, assets, or financial condition of the Borrower or any Affiliate of the Borrower who has provided Collateral on a consolidated basis, (b) an adverse effect on the legality, validity or enforceability of any of the Loan Documents which could reasonably be considered material having regard to the Loan Documents considered as a whole, including the validity, enforceability, perfection or priority of any Lien created under any of the Security which could reasonably be considered material having regard to the Security considered as a whole and (c) a material adverse effect on the ability of Borrower to pay or perform any

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of its debts, liabilities or obligations under any of the Loan Documents, which could reasonably be considered material.

"Material Contracts" means, collectively, each written agreement (or multiple agreements with the same Person), arrangement or understanding entered into by Borrower and any Affiliate of the Borrower who has provided Collateral which, if not complied with, or expires, or is terminated, could reasonably be expected to have a Material Adverse Effect.

"Material Licences" means, collectively, each licence, permit or approval issued by any Governmental Authority or any applicable stock exchange or securities commission to Borrower and any other Affiliate of the Borrower who has provided Collateral, the breach or default of which, or termination of, could reasonably be expected to result in a Material Adverse Effect.

"Materials of Environmental Concern" means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum, petroleum products, together with any hazardous, toxic or dangerous substances, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man- made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials or wastes and including any other substances, materials or wastes that are or become regulated under any laws relating to the protection of the environment or maintenance of occupational safety (including, without limitation, any that are or become classified as hazardous or toxic under any such laws).

"Maturity Date" has the meaning ascribed to it in Section 2.2.

"Obligations" means all present and future obligations and indebtedness, of any and every kind and nature, of Borrower to the Lender arising under this Agreement and the other Loan Documents, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including without limitation, obligations of performance), whether several or joint or joint and several.

"OFAC" means The Office of Foreign Assets Control of the US Department of the Treasury.

"Organizational Documents" means, with respect to any applicable Person, such Person's articles or other charter or constitutional documents, by-laws, shareholder agreement, partnership agreement, joint venture agreement, limited liability company agreement or trust agreement, as applicable, and any and all other similar agreements, documents and instruments relative to such Person.

"Patriot Act" has the meaning ascribed to it in Section 9.1(v).

"PBGC" means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

"Pension Plan" means (a) a "pension plan" or "plan" which is subject to the funding requirements of applicable pension benefit legislation in any jurisdiction as is applicable to the employees of Borrower; or (b)    any pension benefit plan or similar agreement applicable to employees of Borrower, other than a plan sponsored by a Governmental Authority which, for greater certainty, includes an ERISA Plan.

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"Permitted Debt" means:

(a)	Debt under this Agreement;

(b)	Debt in respect of Purchase Money Security Interests and Capital Leases in an outstanding amount not to exceed $25,000 in aggregate at any time;

(c)	Subordinated Debt;

(d)	Debt consented to in writing by the Lender from time to time and subject to the terms imposed by the Lender in connection with such consent; and

(e)	to the extent included as Debt, accounts payable that arise, and accrued expenses incurred in, the ordinary course of business including any indebtedness incurred in connection with an Equity Raise.

"Permitted Disposition" means (a) the Disposition of Inventory in the ordinary course of business; (b) the Disposition of used, worn-out or surplus Equipment in the ordinary course of business; (c) other Dispositions to the extent that no Default or Event of Default exists and the fair market value of the assets Disposed of pursuant to this clause (c) does not exceed during any Fiscal Year $25,000; and (e) a Disposition under a distribution agreement contemplated by the Lender Distribution Agreement;

"Permitted Distribution" means fees and compensation (including bonuses) paid by Borrower in the course of its business to directors, officers and members of management of Borrower in accordance with Schedule 9.2(p);

"Permitted Liens" means, with respect to any Person, the following:

(a)	any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by the Borrower;

(b)	any Lien arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to the Borrower in the ordinary course of trading and on the supplier's standard or usual terms and not arising as a result of any default or omission by the Borrower;

(c)	liens for Taxes not yet due or for which installments have been paid based on reasonable estimates pending final assessments, or if due, the validity of which is being contested diligently and in good faith by appropriate proceedings by that Person for which reasonable reserves under GAAP are maintained;

(d)	undetermined or inchoate liens, rights of distress and charges incidental to current operations which have not at such time been filed or exercised and of which the Lender has been given notice, or which relate to obligations not due or payable, or if. due, the validity of which is being contested diligently and in good faith by appropriate proceedings by that Person;

(e)	reservations, limitations, provisos and conditions expressed in any original grants from the Crown or other grants of real or immovable property, or interests therein;
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(f)	zoning, land use and building restrictions, by-laws, regulations and ordinances of federal, provincial, state, municipal and other Governmental Authorities, licences, easements, servitudes, rights-of-way and rights in the nature of easements (including, without limiting the generality of the foregoing, licences, easements, servitudes, rights-of-way and rights in the nature of easements for railways, sidewalks, public ways, sewers, drains, gas, steam and water mains or electric light and power, or telephone and telegraph conduits, poles, wires and cables) which do not materially impair the use of the affected land for the purpose for which it is used by that Person;

(g)	title defects, encroachments or irregularities or other matters relating to title which are of a minor nature and which in the aggregate do not materially impair the use of the affected property for the purpose for which it is used by that Person;

(h)	the right reserved to or vested in any municipality or governmental or other public authority by the terms of any lease, licence, contract, franchise, grant or permit acquired by that Person or by any statutory provision to terminate any such lease, licence, contract, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(i)	the Lien resulting from the deposit of cash or securities in connection with contracts, tenders or expropriation proceedings, or to secure workers compensation, employment insurance, surety, appeal bonds or costs of litigation when required by law not to exceed $25,000 in aggregate outstanding at any time, liens and claims incidental to current construction, mechanics', warehousemen's, carriers' and other similar liens, and public, statutory and other like obligations incurred in the ordinary course of business;

(j)	security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of its business provided that such security does not materially impair the use of the affected property for the purpose for which it is used by that Person;

(k)	the Lien created by a judgment of a court of competent jurisdiction, as long as the judgment is being contested diligently and in good faith by appropriate proceedings by that Person and does not result in an Event of Default;

(l)	the Security;

(m)	Purchase Money Security Interests and Capital Leases, provided that such Liens secure Permitted Debt;

(n)	The liens taken by Stryker Biotech L.L.C. and Stryker Corporation for which a cession of rank will be granted pursuant to the lntercreditor and Subordination Agreement dated the date hereof; and

(o)	such other Liens as agreed to in writing by the Lender in accordance with this Agreement.

"Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or foreign or local government (whether

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federal, provincial, state, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

"Product" means each current and future product, process or service under development, developed, manufactured, licensed, distributed, marketed or sold by Borrower and any other current ·or future products or services in which Borrower has any proprietary rights or beneficial interests.

"Prohibited Transaction" means any transaction set forth in Section 406 of ERISA, or Section 4975 of the Revenue Code, to the extent that such transaction is not otherwise exempt by Applicable Law.

"Property" means, with respect to any Person, all or any portion of its undertaking, property or asset, whether real, immovable, personal, movable, or mixed, tangible or intangible, including for greater certainty any Equity Interests of a corporation or ownership interest in any other Person.

"Purchase Money Security Interest" means a Lien created or assumed by Borrower securing Debt incurred to finance the unpaid acquisition price of personal Property provided that (a) such Lien is created concurrently with or before the acquisition of such personal Property, (b) such Lien does not at any time encumber any Property other than the Property financed or refinanced (to the extent the principal amount is not increased) by such Debt, (c) the principal amount of Debt secured thereby is not increased subsequent to such acquisition, and (d) the principal amount of Debt secured by any such Lien at no time exceeds 100% of the original purchase price of such personal Property at the time it was acquired, and for the purposes of this definition the term "acquisition" includes a Capital Lease and the term "acquire" will have a corresponding meaning.

"Regulatory Authority" means any Governmental Authority that has responsibility in any country or group of countries over the development, manufacture or commercialization of a Product, including the

U.S. Food and Drug Administration, Health Canada and the European Medicines Agency and any successor agency thereof.

"Reportable Event" means any of the events set forth in Section 4043 of ERISA, other than an event for which the provision of notice has been waived.

"Requirements of Law" means, as to any Person, the Organizational Documents of such Person and any Applicable Law, or determination of a Governmental Authority, in each case, applicable to or binding upon such Person or any of its business or Property or to which such Person or any of its business or Property is subject.

"Revenue Code" means the United States Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and the regulations and published interpretations thereof.

"Sanctioned Entity" means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

"Sanctioned Person" means a person named on the list of Specially Designated Nationals maintained by OFAC.

"Security" means the Liens created by the Security Documents.

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"Security Documents" means the documents set out in Section 6.1.

"Subordinated Debt" means Debt that is subordinated to the Obligations on terms acceptable to the Lender.

"Subsidiary" means, with respect to a Person, any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by the Person or by any partnership or other corporate entity of which more than 50% of the outstanding equity interests are at the time, directly or indirectly, owned by the Person.

"Taxes" has the meaning ascribed to it in Section 12.2

"Violation Notice" means any notice received by a Person, from any Governmental Authority under any Environmental Law that such Person or any of its Property is not in compliance with the requirements of any Environmental Law, if such non-compliance would reasonably be expected to have a Material Adverse Effect.

"Warrant" means the common stock purchase warrants of the Borrower is favour of the Lender issued in connection with an Equity Raise, as defined in Section 9.1(y).

"Welfare Plan" means any medical, health, hospitalization, insurance or other employee benefit or welfare plan, agreement or arrangement subject to ERISA and applicable to employees of Borrower and includes a "welfare plan" as defined in Section 3(1) of ERISA.

1.2	Schedules and Exhibits

The following are the Exhibits and Schedules to this Agreement, which are deemed to be a part of this Agreement:

Schedule 7.1(f) – Intellectual Property

Schedule 7.1(g) – Current and Prior Names

Schedule 7.1(j) – Material Contracts and Material Licences

Schedule 7.1(r) – Location of Collateral

Schedule 7.1(z) – Insurance

Schedule 7.1(cc) – Quality and Quantity of BMP 7

Schedule 8.2 – Compliance Certificate

Schedule 9.1(f) – Use of Proceeds

Schedule 9.2(p) – Directors Fees and Management Compensation

Schedule 11.1(f) – Excluded Payments

1.3	Accounting Terms and Definitions

Unless otherwise defined or specified herein, all defined terms in Section 1.1 as used in this Agreement will have the meanings set out in such paragraph, and all accounting terms used in this Agreement will be construed in accordance with GAAP, applied on a basis consistent in all material respects with the annual Audited Financial Statements, except as otherwise specifically prescribed herein. All accounting determinations for purposes of determining compliance with the financial covenants contained herein will be made in accordance with GAAP as in effect on the Closing Date (unless and to the extent otherwise stipulated herein) and applied on a basis consistent in all material respects with the Audited Financial

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Statements, except as otherwise specifically prescribed herein. Except as otherwise specified herein, the financial statements required to be delivered hereunder from and after the Closing Date, and all financial records, will be maintained in accordance with sound accounting practices including, if applicable, GAAP.

1.4	Supplements, Re-enactments, Etc.

References herein to any document or legislation are, unless otherwise stated, to be construed as references to such document or legislation as amended, restated or supplemented from time to time and references to any enactment include re-enactments, amendments and extensions thereof.

1.5	Headings of Subdivisions

The headings of subdivisions in this Agreement are for convenience of reference only, and will not govern the interpretation of any of the provisions of this Agreement.

1.6	Gender and Number

Words importing the singular include the plural and vice versa and words importing gender include all genders.

1.7	Monetary References

Any reference in this Agreement to "Dollars", "dollars" or the sign "$" will be deemed to be a reference to lawful money of the United States, unless otherwise expressly stated.

1.8	Actions on Days Other Than Business Days

Except as otherwise specifically provided herein, where any payment is required to be made or any other action is required to be taken on a particular day and such day is not a Business Day and, as a result, such payment cannot be made or action cannot be taken on such day, then this Agreement will be deemed to provide that such payment will be made or such action will be taken on the first Business Day after such day.

ARTICLE 2

TERMS OF THE LOAN

2.1	The Loan

Subject to the terms and conditions of this Agreement and the other Loan Documents, the Lender agrees to loan to the Borrower in lawful money of the United States the principal amount of $1,000,000 to or for the account of the Borrower (the "Loan") on the Closing Date and the Borrower hereby irrevocably authorizes the Lender to make the Loan on the Closing Date.

2.2	Maturity Date

The maturity date (the "Maturity Date") will be August 3, 2016 .

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ARTICLE 3

PAYMENT

3.1	Payments on Principal

(a)	The Borrower will pay in full to the Lender the outstanding principal amount on the Loan, together with all accrued and unpaid interest thereon and any other accrued and unpaid Obligations on the earliest to occur of: (i) the Maturity Date; and (ii) the date of the acceleration of the Obligations pursuant to Section 11.1(r) of this Agreement.

(b)	All payments to be made by the Borrower to the Lender hereunder will be made to the Lender by wire transfer in accordance with the wire instructions given by the Lender to the Borrower in writing from time to time.

(c)	The principal amount of the Loan may not be prepaid unless it is accompanied with a Make-whole Payment.

3.2	General Matters

All payments made by the Borrower will be made without set-off, recoupment or counterclaim . The Loan made by the Lender, including rates of interest, fees and other charges, may be evidenced by entries upon the books and records maintained by the Lender which books and records will constitute conclusive evidence thereof in the absence of manifest error.

ARTICLE 4

INTEREST, FEES AND CHARGES

4.1	Interest Rate

Subject to Section 4.3, the principal amount of the Loan and other outstanding Obligations (including, for avoidance of doubt, any overdue and unpaid interest) will bear interest from the Closing Date to the date paid at a rate per annum equal to the greater of (a) 12.5% and (b) the 1-year LIBOR rate plus 10%. In each case such interest will be payable in arrears in accordance with Section 4.2 and calculated in accordance with Section 4.4.

4.2	Payment of Interest

The Borrower will pay the Lender all accrued and unpaid interest on the principal amount of the Loan quarterly in arrears in cash on each Interest Payment Date.

4.3	Default Rate of Interest

Upon and after the occurrence and during the continuation of an Event of Default under Section 11.1, the principal amount of the Loan and the other Obligations will bear interest at a rate per annum equal to the interest rate otherwise payable pursuant to Section 4.1 plus 5% and such interest will be calculated daily and compounded quarterly and will be payable on demand by the Lender.

4.4	Computation of Interest and Fees

Interest hereunder will be determined daily and compounded quarterly not in advance, both before and after demand, default and judgment and will be computed on the actual number of days elapsed over a year of three hundred and 365 days or three hundred and 366 days, as the case may be.

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4.5	Maximum Interest

It is the intent of the parties that the rate of interest and the other charges to the Borrower under this Agreement will be lawful; therefore, if for any reason the interest or other charges payable under this Agreement are found by a court of competent jurisdiction, in a final determination, to exceed the limit which the Lender may lawfully charge the Borrower, then the obligation to pay interest and other charges will automatically be reduced with retroactive effect to such limit and, if any amount in excess of such limit will have been paid, then such amount will be refunded to the Borrower.

4.6	Origination Fee

The Borrower will pay to the Lender an origination fee equal to $40,000, being 4% of the Loan amount, which will be payable on the Closing Date.

4.7	Work Fee

The Borrower will pay to the Lender a cash work fee equal to $10,000, being 1% of the Loan amount, which will be payable on the Closing Date. For greater certainty, the said fee is payable whether or not the Closing Date occurs.

4.8	Lender's Expenses

The Borrower will reimburse the Lender for all reasonable costs and expenses (including without limitation, reasonable consultant's fees and expenses and reasonable legal fees and expenses in each applicable jurisdiction) incurred by the Lender in connection with: (a) the documentation and consummation of this transaction (whether or not this transaction is consummated) including, without limitation, security and other public record searches, lien filings, express mail or similar express or messenger delivery, due diligence costs and expenses, up to the aggregate maximum amount of $75,000, and (b) in seeking to collect, protect or enforce any rights in or to the Collateral or incurred by the Lender in seeking to collect any Obligations and to administer and enforce any of its rights under this Agreement and the other Loan Documents. All such costs, expenses and charges incurred after the Closing Date will constitute Obligations hereunder, will be payable by the Borrower to the Lender within three Business Days of demand and, if overdue by 30 days or more, until paid, will bear interest at the Deemed Interest Rate.

4.9	Illegality

If any Applicable Law coming into force after the Closing Date, or if any change in any existing Applicable Law or in the interpretation or application thereof by any court or Governmental Authority, now or hereafter makes it unlawful for the Lender to have advanced or acquired interest in the Loan or to give effect to its obligations in respect thereof, the Lender may, by written notice thereof to the Borrower, declare its obligations under this Agreement to be terminated, and the Borrower will prepay, within the time required by such law, the principal amount of the Loan together with accrued interest thereon and any other amounts owing under this Agreement as may be applicable to the date of such payment. If any such event will, in the opinion of the Lender, only affect part of its obligations under this Agreement, the remainder of this Agreement will be unaffected and the obligations of the Borrower under the Loan Documents will continue.

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ARTICLE 5

TERMINATION AND REDUCTION

5.1	Termination

This Agreement will be in effect from the date hereof until the repayment and performance in full of the Obligations upon the Maturity Date or if the due date of the Obligations is accelerated pursuant to Article 11 hereof, this Agreement will terminate on the date that all such Obligations are paid in full. At such time as the Borrower has repaid all of the Obligations and this Agreement has terminated the Lender will, at the Borrower's cost and expense, deliver to the Borrower a termination, discharge and release of all security in form and substance reasonably satisfactory to the Borrower and such other documents and instruments as the Borrower may reasonably request in order to effect or evidence the termination of this Agreement and the security.

5.2	Continuing Obligations

Nothing in Section 5.1 will affect any liabilities and obligations of Borrower or the Lender set out in this Agreement or in any other Loan Document which are stated to survive payment of the Obligations and termination of this Agreement or the Loan Documents, as the case may be.

ARTICLE 6

SECURITY AND COLLATERAL

6.1	Security Delivered on the Closing Date

On the Closing Date, as continuing collateral security for the payment and satisfaction of all Obligations of the Borrower to the Lender, the Borrower will deliver or cause to be delivered to the Lender the following Security, all of which will be in form and substance satisfactory to the Lender (collectively, the "Security Documents"):

(a)	a general security agreement from Borrower and Mariel in favor of the Lender constituting first priority Lien (subject only to Permitted Liens) on all of the present and future Property of the Borrower and Mariel;

(b)	a collateral assignment from Borrower of its interests in all Material Contracts and Material Licences;

(c)	the Intercreditor and Subordination Agreement among Stryker Corporation/Stryker Biotech L.L.C., the Borrower and Mariel Therapeutics, Inc. in favour of the Lender;

(d)	the Mariel Guaranty; and

(e)	such other agreements as the Lender may reasonably require from time to time.

6.2	Further Assurances

The Borrower will take or cause to be taken such action and execute and deliver or cause to be executed and delivered to the Lender such agreements, documents and instruments as the Lender may reasonably request, and register, file or record the same (or a notice or financing statement in respect thereof) in all offices where such action, execution, delivery, registration, filing or recording is, in the opinion of the Lender or Lender's counsel, necessary or advisable to constitute, perfect and maintain the Security

Documents referred to in Section 6.1 as first-ranking Liens of Borrower or the Person granting such Liens,

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subject only to the Permitted Liens, in all jurisdictions reasonably required by the Lender, in each case within a reasonable time after the request therefor by the Lender or Lender's counsel, and in each case in form and substance satisfactory to the Lender and Lender's counsel, acting reasonably .

6.3                Security Effective Notwithstanding Date of Loan

The Security will be effective and the undertakings in this Agreement and the other Loan Documents with respect thereto will be continuing, whether the monies hereby or thereby secured or any part thereof will be advanced before or after or at the same time as the creation of any such Security or before or after or upon the date of execution of this Agreement. The Security will not be affected by any payments on this Agreement or any of the other Loan Documents, but will constitute continuing security to and in favour of the Lender for the Obligations from time to time.

6.4                No Merger

No judgment obtained by or on behalf of the Lender will in any way affect any of the provisions of this Agreement, the other Loan Documents or the Security . For greater certainty, no judgment obtained by or on behalf of the Lender will in any way affect the obligation of the Borrower to pay interest or other amounts at the rates, times and in the manner provided in this Agreement.

6.5 Release of Security

Following due payment and performance in full of all Obligations of the Borrower under this Agreement and the other Loan Documents, the Lender will, at the cost and expense of the Borrower, release and discharge the right and interest of the Lender in the Collateral, following indefeasible payment and performance in full of all Obligations of the Borrower under this Agreement and the other Loan Documents.

In addition, if any Property of Borrower is Disposed of as permitted by this Agreement or is otherwise released from the Security at the direction or with the consent of the Lender, at the request, cost and expense of the Borrower (on satisfaction , or on being assured of concurrent satisfaction, of any condition to or obligation imposed with respect to such Disposition), the Lender will discharge such Property from the Security and deliver and re-assign to the Borrower or its Subsidiaries (without any representation or warranty) any of such Property as is then in the possession of the Lender.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

7.1	Representations and Warranties

The Borrower hereby makes the following representations , warranties and covenants:

(a)	Existence and Qualification . The Borrower (i) has been duly incorporated, and is validly existing and in good standing as a corporation in the State of Delaware, (ii) is duly qualified to carry on its business in each jurisdiction in which it carries on business or will carry on business except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, and (iii) has all required Material Licences.

(b)	Power and Authority. The Borrower has the corporate power and authority (i) to enter into, and to exercise its rights and perform its obligations under, the Loan Documents to which it is a party and all other instruments and agreements delivered by it pursuant to
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any of the Loan Documents, and (ii) to own its Property and carry on its business as currently conducted.

(c)	Execution, Delivery, Performance and Enforceability of Documents. The execution, delivery and performance of each of the Loan Documents to which Borrower is a party has been duly authorized by all corporate actions required, and each of such documents has been duly executed and delivered by it. Each Loan Document to which Borrower is a party constitutes the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by principles of equity) .

(d)	Compliance with Applicable Laws, Organizational Documents and Contractual Obligations. None of the execution or delivery of, the consummation of the transactions contemplated in, or the compliance with the terms, conditions and provisions of any of, the Loan Documents by Borrower conflicts with or will conflict with, or results or will result in any breach of, or constitutes a default under or contravention of, any Requirement of Law in any material respect, Borrower's Organizational Documents or any Material Contract or Material Licence, or results or will result in the creation or imposition of any Liens upon any of its Property except for Permitted Liens.

(e)	Consent Respecting Loan Documents. The Borrower has obtained, made or taken all consents, approvals, authorizations, declarations, registrations, filings, notices and other actions whatsoever required (except for registrations or filings which may be required in respect of the Security Documents) to enable it to execute and deliver each of the Loan Documents to which it is a party and to consummate the transactions contemplated in the Loan Documents and to consummate the transactions contemplated in such instruments and agreements except where the failure to do so is immaterial.

(f)             Intellectual Property

(i)	The Borrower and any Affiliate of the Borrower who has provided Collateral possesses, and will continue to possess, adequate Intellectual Property to continue to conduct their Business as heretofore conducted by it, details of all of which as of the Closing Date are described on Schedule 7.1(f).

(ii)	Except as set forth in Schedule 7.1(f), Borrower will be entitled to continue to use, practice and exercise rights in, all of the Intellectual Property.

(g)	Current and Prior Names. The Borrower's current and prior names, trade-names and division names are described on Schedule 7.1(g).

(h)	Corporate Structure. Except for Mariel, the Borrower does not have any Subsidiaries or Affiliates and is not engaged in any joint venture or partnership with any other Person.

(i)	Litigation. To the best of Borrower's knowledge after due inquiry, there are no actions, suits, counterclaims or proceedings which are pending or threatened against Borrower or management of the Borrower which, if adversely determined, would have a Material Adverse Effect.
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(j)	Material Contracts and Licences. Schedule 7.1(j) (as amended from time to time and updated in accordance with delivery of a Compliance Certificate pursuant to Section 8.2), accurately sets out all Material Contracts and Material Licences. A true and complete certified copy of each Material Contract and Material Licence existing at the Closing Date has been delivered to the Lender and each Material Contract and Material Licence is in full force and effect. No event has occurred and is continuing which would constitute a material breach of or a default under any such Material Contract or Material Licence. Each Material Contract to which Borrower [and any other Affiliate of the Borrower who has provided Collateral] is a party is binding upon Borrower [and any other Affiliate of the Borrower who has provided Collateral (as the case may be)] and, to its knowledge, is a binding agreement of each other Person who is a party to the Material Contract. It has obtained, as of the Closing Date, all necessary consents, including consents of landlords to the granting of a security interest in each Material Contract and Material Licence pursuant to the Security Documents .

(k)	No Liens. No security agreement, financing statement or analogous instrument exists as at the Closing Date with respect to any of the Collateral other than any security agreement, financing statement or analogous instrument evidencing Permitted Liens.

(1)	Title to Collateral. The Borrower or Mariel (as the case may be) is the lawful owner of all Collateral now purportedly owned or hereafter purportedly acquired by it, free from all Liens, whether voluntarily or involuntarily created and whether or not perfected, other than Permitted Liens.

(m)	Financial Information. All of the quarterly and annual Financial Statements or other financial information which have been furnished to the Lender in connection with this Agreement are complete in all material respects and such Financial Statements or other financial information give a true and fair view (in the case of audited financial statements) or fairly represent (in all other cases) the results of operations and financial position of the Borrower as of the date referred to therein and have been prepared in accordance with GAAP. All other financial information provided to the Lender are complete in all material respects and based on reasonable assumptions and expectations .

(n)	Permitted Debt. As of the Closing Date (giving effect to the making of the Loan), the Borrower is not obligated, whether directly or indirectly , for any Debt other than the Permitted Debt.

(o)	Taxes. the Borrower has duly and timely filed all Tax returns required to be filed by it and has paid or made adequate provision for the payment of all Taxes levied on its Property or income which are showing therein as due and payable, including interest and penalties, or has accrued such amounts in its financial statements for the payment of such Taxes except for Taxes which are not material in amount or which are not delinquent or if delinquent are being contested, and there is no material action (except, after the date of this Agreement, as is disclosed to the Lender in writing), suit, proceeding, investigation, audit or claim now pending, or to its knowledge, threatened by any Governmental Authority regarding any Taxes nor has it agreed to waive or extend any statute of limitations with respect to the payment or collection of Taxes.

(p)	Full Disclosure. All information provided or to be provided to the Lender by or on behalf of Borrower in connection with the Loan is, to Borrower's knowledge, true and correct in
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all material respects and none of the documentation furnished to the Lender by or on behalf of it, to Borrower's knowledge, omits or will omit as of such time, a material fact necessary to make the statements contained therein not misleading in any material way, and all expressions of expectation, intention, belief and opinion contained therein were honestly made on reasonable grounds (and any other Person who furnished such material on behalf of it).

(q)	Insolvency. The Borrower (i) has not committed any act of bankruptcy, (ii) is not insolvent, nor has proposed, nor given notice of its intention to propose, a compromise or arrangement to its creditors generally, nor (iii) has any petition for a receiving order in bankruptcy filed against it, made a voluntary assignment in bankruptcy, taken any proceeding with respect to any compromise or arrangement, taken any proceeding to have itself declared bankrupt or wound-up, taken any proceeding to have a receiver appointed of any part of its Property.

(r)	Location of Collateral. The offices where Borrower and any other Affiliate of the Borrower who has provided Collateral keeps its books, records and accounts (or copies thereof) concerning their Collateral, Borrower's and any other Affiliate of the Borrower who has provided Collateral principal place of business and all of Borrower's and any other Affiliate of the Borrower who has provided Collateral other significant places of business and significant locations of Collateral, are as set forth in Schedule 7.1(r).

(s)	Owned Real Property. The Borrower does not own real property.

(t)	Leased Real Property. The Borrower does not lease real property.

(u)	Environmental Laws. The Borrower complied with all Environmental Laws applicable to the construction and operation of its Property and businesses, except where any non- compliance would not reasonably be expected to have a Material Adverse Effect; the Borrower has no material contingent liability with respect to non-compliance with Environmental Laws or the generation, handling, use, storage, or disposal of Materials of Environmental Concern. And, without limiting the generality of the foregoing, except as would not reasonably be expected to have a Material Adverse Effect, the Borrower:

(i)	has not received any Action Request, Violation Notice, summons, complaint, order or other notice that it is not in compliance with, or that any Governmental Authority is investigating its compliance with, Environmental Laws:

(ii)	has no knowledge or reason to believe that operations or any Property of or occupied by the Borrower or in the Borrower's charge, management or control are not in compliance with all applicable Environmental Laws and each of its Properties is free:

(A)	from contamination by, and there has not been thereon a release, discharge or emission of, any Materials of Environmental Concern which is prohibited, controlled or regulated under any Environmental Law; and

(B)	of underground storage tanks, landfills, land disposals and dumps;
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(iii)	has not filed any notice, or received notice, under any Applicable Law, including any Environmental Law, indicating past or present treatment, storage or disposal of a Material of Environmental Concern or reporting any spill or release of a Material of Environmental Concern into the environment;

(iv)	has no contingent liability of which the Borrower has knowledge or reasonably should have knowledge in connection with any release of any Material of Environmental Concern;

(v)	does not generate, transport, treat or dispose of any Material of Environmental Concern in any manner which is not in compliance with all applicable Environmental Laws; and

(vi)	has not disposed of any Material of Environmental Concern in or on the ground of Borrower's real properties or premises leased by Borrower.

(v)            Labour Matters.

(i)	There is no collective bargaining agreement or other labour contract covering employees of Borrower.

(ii)	There is no pending or, to the best of its knowledge, threatened strike, work stoppage, material unfair labour practice claims, or other material labour dispute against or affecting Borrower or its employees which would reasonably be expected to have a Material Adverse Effect.

(iii)	There are no controversies pending or threatened between Borrower and any of its employees, other than employee grievances arising in the ordinary course of business which would not reasonably be expected to have a Material Adverse Effect.

(iv)	The Borrower is in compliance in all material respects with all Applicable Laws respecting employment and employment terms, conditions and practices, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(w)	Pension Plans. The Borrower does not sponsor or maintain or contribute to a Pension Plan. With respect to any Pension Plan adopted or to which Borrower may become obliged to contribute, no failure to remit contributions (other than immaterial amounts) has occurred with respect to any such Pension Plan, that is sufficient to give rise to a Lien under any Applicable Laws of any jurisdiction (other than a Permitted Lien), and no condition exists and no event or transaction has occurred with respect to any such Pension Plan which could result in the incurrence by Borrower of any material liability, fine or penalty. Each Pension Plan is in compliance in all material respects with all Applicable Laws pertaining to pension benefits and Tax laws, (i) all contributions (including employee contributions made by authorized payroll deductions or other withholdings) required to be made to the appropriate funding agency in accordance with all Applicable Laws and the terms of such Pension Plan have been made in accordance with all Applicable Laws and the terms of such Pension Plan, except for amounts which are immaterial, (ii) all liabilities under such Pension Plan are fully funded, on a going
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concern and solvency basis, in accordance with the terms of the respective Pension Plans, the requirements of applicable pension benefits laws and of applicable regulatory authorities and the most recent actuarial report filed with respect to the Pension Plan. No event has occurred and no conditions exist with respect to any such Pension Plan that has resulted or could reasonably be expected to result in such Pension Plan having its registration revoked or refused for the purposes of any applicable pension benefits or tax laws or being placed under the administration of any relevant pension benefits regulatory authority or being required to pay any taxes or penalties under any applicable pension benefits or tax laws.

(x)	ERISA. (i) With respect to each ERISA Plan, it and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Revenue Code to the extent applicable to it and has not incurred any liability to the PBGC or under Title IV of ERISA, other than a liability to the PBGC for premiums under Section 4007 of ERISA; (ii) it does not have any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA or as required under Applicable Law requirements for health continuation coverage, (iii) neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any ERISA Plan; (iv) no notice of intent to terminate an ERISA Plan has been filed, nor has any ERISA Plan been terminated; (v) no circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, ERISA Plan, nor has the PBGC instituted any such proceedings; (vi) neither it nor any member of its Controlled Group has completely or partially withdrawn from a multiemployer plan; (vii) it and all members of its Controlled Group have met their minimum funding requirements under ERISA with respect to all of their ERISA Plans and the present value of all vested benefits under each ERISA Plan exceeds the fair market value of all such ERISA Plan assets allocable to such benefits, as determined on the most recent valuation date of such ERISA Plan and in accordance with the provisions of ERISA; and neither it nor any member of its Controlled Group has incurred any liability to the PBGC under ERISA.

(y)	Computer Software. The Borrower owns or has licensed for use or otherwise has the right to use or to acquire or licence all of the material software necessary to conduct its businesses. All computer equipment owned or used by Borrower and necessary for the conduct of business has been properly maintained and is in good working order for the purposes of on-going operation, subject to ordinary wear and tear for computer equipment of comparable age.

(z)	Insurance. Schedule 7.1(z) lists all existing insurance policies maintained by Borrower as of the Closing Date.

(aa)	OFAC. The Borrower is not in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. The Borrower (i) is not a Sanctioned Person or a Sanctioned Entity, (ii) has no more than 10% of its assets located in Sanctioned Entities, or (iii) derives no more than 10% of its revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.

(bb)	No Margin Stock. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of the Loan will be used to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System of the United States) or to extend credit to others for the purpose of purchasing or carrying any margin stock.

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(cc)	Quality and Quantity of BMP-7. Mariel currently is the owner and has in its possession no less than 13 grams of BMP-7. The specific characteristics of the BMP-7, including pertinent information regarding the expiry dates of BMP-7, is set forth on Schedule 7.1(cc).

(dd)	No Material Adverse Effect. No event has occurred which has had or could reasonably be expected to have a Material Adverse Effect.

(ee)	No Event of Default. No Event of Default has occurred and is continuing.

(ff)	Regulatory Matters

(i)	Each Product that is subject to the Applicable Laws promulgated by a Regulatory Authority , is manufactured, packaged, labelled, imported, exported, stored, distributed, sold (whether or not for consideration), advertised and marketed in compliance with all such Applicable Laws, (except for immaterial non- compliance) as well as all material terms and conditions imposed in any licenses and permits issued in respect of the Products.

(ii)	Neither the Borrower nor, to the knowledge of the Borrower, any officer, employee, contractor or agent of the Borrower has ever made an untrue statement of material fact or fraudulent statement to a Regulatory Authority or failed to disclose a material fact required to be disclosed to a Regulatory Authority.

(iii)	No Product has been recalled, withdrawn, suspended or discontinued (other than for commercial or business reasons) by Borrower at any time, and Borrower has not received any information or report from any Governmental Authority, indicating that any of the Products, or ingredients therein, are unsafe or unsuitable for its intended use or pose an unacceptable health risk.

(iv)	To the knowledge of Borrower after due inquiry, none of the Products or ingredients therein have been the subject of a warning, consumer alert or other cautionary statement issued by any Governmental Authority nor is there any ongoing complaint or investigation by any Governmental Authority relating to the advertising or marketing practices used for any Product. The Borrower is not aware of any facts that would indicate that any Governmental Authority has or will prohibit or materially restrict the marketing, sale, distribution or use in the United States, Canada or Europe of any Product or the operation or use of any facility currently used to produce, manufacture or distribute the Products.

7.2	Survival of Representations and Warranties

The Borrower, for itself and on behalf of Borrower, represents, warrants and covenants that all representations, warranties and covenants contained in this Agreement (whether appearing in Article 7 or

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elsewhere) will be true, correct and complete at the time of the Borrower's execution of this Agreement, and will survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or related hereto until the repayment and performance in full of all of the Obligations and termination of this Agreement.

ARTICLE 8

SCHEDULES AND REPORTS

8.1	Financial Information

The Borrower will deliver to the Lender the following financial information:

(a)	no later than 60 days after the end of the Borrower's first three Fiscal Quarters each year, copies of internally prepared Consolidated Financial Statements of the Borrower;

(b)	no later than 120 days after the end of each Fiscal Year of the Borrower, copies of annual Consolidated Audited Financial Statements of the Borrower; and

(c)	no later than 30 days after the end of each calendar month, copies of the Cash Balance Statements.

8.2	Compliance Certificate

The Compliance Certificate with respect to the Cash Balance Statement will be delivered monthly when due under Section 8.1(c).

8.3	Other Matters

At such times as may be reasonably requested by the Lender from time to time hereafter, the Borrower will deliver to the Lender (a) such additional schedules, certificates, reports and information with respect to the Collateral as the Lender may from time to time reasonably require, including, but not limited to, non-consolidated Financial Statements of the Borrower; and (b) a collateral assignment of any or all items of property held by Borrower, from time to time, to the Lender or as the Lender may direct necessary to perfect the security interests in favor of the Lender in such property in accordance with this Agreement (to the extent not otherwise previously perfected under a Loan Document). All schedules, certificates, reports and assignments and other items delivered by the Borrower to the Lender hereunder will be executed by an authorized representative of the Borrower, and will be in such form and contain such information as the Lender will reasonably request. The Lender, through its officers, employees or agents, will have the right, upon reasonable notice at any time and from time to time in the Lender's name, in the name of a nominee of the Lender or in Borrower's name, to verify the validity, amount or any other matter relating to any of the Collateral, by mail, telephone, telegraph or otherwise. The Borrower will reimburse the Lender, on demand, for all reasonable receipted costs, fees and expenses incurred by the Lender in this regard.

ARTICLE 9

COVENANTS

9.1	Positive Covenants of the Borrower

Until payment and performance in full of all Obligations and termination of this Agreement, unless the Borrower obtains the prior written consent of the Lender waiving or modifying any covenants hereunder in any specific instance, the Borrower will:

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(a)	Timely Payment. Make due and timely payment of the Obligations required to be paid by it hereunder.

(b)	Conduct of Business, Maintenance of Existence, Compliance with Laws. Carry on and conduct its business and operations in a proper, efficient and businesslike manner, in accordance with good business practice except for non-compliance which would not reasonably be expected to have a Material Adverse Effect; preserve, renew and keep in full force and effect its existence; and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business and to comply in all material respects with its Material Contracts, Material Licences and Requirements of Law.

(c)	Further Assurances. Provide the Lender with such other documents, consents, acknowledgements and agreements as are reasonably necessary to implement this Agreement and the other Loan Documents from time to time.

(d)	Access to Information. Promptly provide the Lender with all information reasonably requested by the Lender from time to time concerning its financial condition and Property, and during normal business hours and from time to time upon reasonable notice, permit representatives of the Lender to inspect any of its Property and to examine and take extracts from its financial books, accounts and records including but not limited to accounts and records stored in computer data banks and computer software systems, and to discuss its financial affairs, its business or any part of its Property with its senior officers. Provided that a Default or Event of Default is then continuing, the Borrower will pay all reasonable expenses incurred by such representatives in order to visit Borrower's premises or attend at the Borrower's principal office, as applicable, for such purposes.

(e)	Obligations and Taxes. Pay or discharge or cause to be paid or discharged, before the same will become delinquent (i) all Taxes imposed upon it or upon its income or profits or in respect of its business or Property and file all tax returns in respect thereof; (ii) all lawful claims for labour, materials and supplies; (iii) all required payments under any of its Debt, and (iv) all other obligations; provided, however that it will not be required to pay or discharge or to cause to be paid or discharged any such amount so long as the validity or amount thereof will be contested in good faith by appropriate proceedings and, in the case of clause (i) above, an adequate reserve in accordance with GAAP has been established in its books and records.

(f)	Use of Proceeds. The proceeds of the Loan shall be used only in the manner set out in Schedule 9.1(f), subject to any minor deviations which may arise from time to time. Any other use of the proceeds shall be subject to the Lender's consent.

(g)	Insurance. Within 60 days of the Closing, obtain product liability insurance covering at least $1,250,000 per claim. Maintain or cause to be maintained with reputable insurers coverage against risk of loss or damage to its Property (including public liability and damage to property of third parties) covering at least $1,250,000 per claim and business interruption insurance covering at least $1,250,000 per claim of such types as is customary for and would be maintained by a corporation with an established reputation engaged in the same or similar business in similar locations and provide to the Lender, as requested (acting reasonably), evidence of such coverage. The Borrower will, before the expiry or replacement of any insurance policy, notify the Lender of the replacement
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and at the Lender's request send copies of all replacement policies to the Lender. Without limiting the generality of the foregoing, the Borrower will maintain in effect all insurance coverage reasonable and prudent for a business similar to the Business conducted in similar locations. The Lender will be indicated in all insurance policies, as applicable, as first loss payee and additional insured, and all policies will contain such standard mortgage clauses as the Lender will reasonably require for the Lender's protection.

(h)	Notice of Default or Event of Default. Promptly and, in any event within two Business Days of becoming aware of any Default or Event of Default, notify the Lender of such Default or Event of Default which notice shall include the action to be taken by Borrower to remedy any such Default or Event of Default.

(i)	Notice of Material Adverse Effect. Promptly notify the Lender of any Material Adverse Effect of which it becomes aware.

(j)	Notice of Litigation. Promptly notify the Lender on becoming aware of the occurrence of any litigation, dispute, arbitration, proceeding or other circumstance the result of which if determined adversely would or could reasonably be expected to result in (a) a judgment or award against it in excess of $25,000 or (b) a Material Adverse Effect, and from time to time provide the Lender with all reasonable information requested by it concerning the status of any such proceeding.

(k)	Other Notices. Promptly, upon having knowledge , give notice to the Lender of:

(i)	any notice of expropriation affecting Borrower;

(ii)	any Action Request or Violation Notice;

(iii)	any violation of any Applicable Law which reasonably could be expected to have a Material Adverse Effect on Borrower;

(iv)	any default under any Debt in a principal amount greater than $25,000 of Borrower;

(v)	any termination before maturity of or material default under a Material Contract or any termination, lapse, rescission or default under a Material Licence;

(vi)	any damage to or destruction of any Property, of Borrower having a replacement cost in excess of $25,000;

(vii)	the acquisition of any real property by Borrower;

(viii)	the receipt of insurance proceeds by Borrower in excess of $25,000;

(ix)	any Lien registered against any Property of Borrower, other than a Permitted Lien;

(x)	the occurrence of any event referred to in Section 7.1(w);
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(xi)	a Product being recalled, withdrawn, suspended or discontinued or is under consideration of being recalled, withdrawn, suspended or discontinued;

(xii)	a Product being the subject of a warning, consumer alert or other cautionary statement issued by any Governmental Authority;

(xiii)	any information or report from any Governmental Authority, indicating that any of the Products are, unsafe or unsuitable for its intended use or pose an unacceptable health risk;

(xiv)	any entering into of a Material Contract or Material Licence;

(xv)	any material adverse change in, or material adverse amendment to, or termination of a Material Contract or Material Licence;

(xvi)	the occurrence of any of the above events that would reasonably be likely to have Material Adverse Effect on Mariel or on the Collateral.

(l)	Environmental Compliance. Operate its business in compliance with Requirements of Environmental Laws (except where the failure to do so would not have a Material Adverse Effect) and operate all Property owned, leased or otherwise used by it such that no obligation, including a clean-up or remedial obligation, would knowingly arise under any Requirements of Environmental Law; provided, however, that if any such claim is made or any such obligation arises, the Borrower will promptly satisfy, address or contest such claim or obligation at its own cost and expense. It will promptly notify the Lender upon: (i) learning of the existence of any Materials of Environmental Concern located on, above or below the surface of any land which it owns, leases, operates, occupies or controls (except those being stored, used or otherwise handled in compliance with Requirements of Environmental Law), or contained in the soil or water constituting such land; and (ii) learning of the occurrence of any reportable release, spill, leak, emission, discharge, leaching, dumping or disposal of Materials of Environmental Concern that has occurred on or from such land, which, in either the case of (i) or (ii), is likely to result in liability under Requirements of Environmental Law in excess of $25,000.

(m)	Security. With respect to the Security :

(i)	provide to the Lender the Security required from time to time pursuant to Article 6 in accordance with the provisions of such Article, accompanied by supporting resolutions, certificates and opinions in form and substance reasonably satisfactory to the Lender;

(ii)	maintain at all times at least 13 grams of commercial grade BMP-7in the Borrower's or Mariel's possession and control; and

(iii)	do, execute and deliver all such things, documents, security, agreements and assurances as may from time to time be reasonably requested by the Lender to ensure that the Lender holds at all times valid, enforceable, perfected first-priority Liens (subject only to Permitted Liens) on the Collateral meeting the requirements of Article 6.

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(n)	Maintenance of Property. Keep all Property useful and necessary in its business in good working order and condition, normal wear and tear excepted, and maintain all Intellectual Property necessary to carry on its business.

(o)	Landlord Consents . If required, use its commercial efforts to obtain, in favor of the Lender, a consent agreement from a landlord of premises that are leased at any time and from time to time by Borrower.

(p)	Material Contracts. Ensure that any Material Contract is specifically assigned by way of security in favour of the Lender by the Borrower or the Borrower's Affiliate party to such Material Contract, and to obtain, in favor of the Lender, if necessary to assign properly such Material Contract, an acknowledgement of a Person or Governmental Authority to such assignment.

(q)	Employee Benefit and Pension Plans. Maintain all employee benefit and Pension Plans relating to its business in compliance with all Applicable Laws except for immaterial non-compliance.

(r)	Additional Information. Promptly provide the Lender, after the sending or filing thereof, with copies of all material reports, notices, prospectuses and registration statements which Borrower files with a securities commission or securities regulatory authority in any Province of Canada or any other securities commission.

(s)	Material Contracts and Material Licences. At the reasonable request of the Lender from time to time, provide to the Lender certified copies of all Material Contracts and Material Licences.

(t)	Regulatory Matters. Ensure that (i) all non-compliance (other than immaterial non- compliance) with regulatory matters as identified in Schedule 7.1(ff) is remedied within a reasonable period of time following the Closing Date, and (ii) all existing and future Products are licensed and/or registered, as applicable, in compliance with Applicable Laws.

(u)	ERISA. Promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could result in the imposition of a Lien other than a Permitted Lien against any of its Properties; promptly notify the Lender of (i) the occurrence of any Reportable Event with respect to an ERISA Plan that could reasonably be expected to result in material liability, (ii) receipt of any notice from the PBGC of its intention to seek termination of any ERISA Plan or appointment of a trustee therefor, (iii) its intention to terminate or withdraw from any ERISA Plan or multiemployer plan that could reasonably be expected to result in material liability, and (iv) the occurrence of any event with respect to any ERISA Plan or multiemployer plan which would result in the incurrence by it or any Subsidiary of any material liability, fine or penalty, and (v) any material increase in its contingent liability with respect to any post-retirement Welfare Plan benefit.

(v)	Patriot Act. In the case of Borrower, the Borrower acknowledges and agrees that pursuant to the provisions of the USA Patriot Act (Title III of the Pub. L. 107-56) signed into law October 26, 2001 (the " Patriot Act"), the Lender may be required to obtain, verify and record information with respect to Borrower; and the Borrower hereby agrees
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to cooperate with the Lender and provide them with all information that may be required in order to fulfil their obligations under the Patriot Act; and without limiting the generality of the foregoing, the Borrower agrees to use commercially reasonable efforts to obtain the consent of any of their respective officers, directors and employees whose consent to the disclosure of any such information is required under applicable privacy legislation in Canada.

(w)	Books and Records. At all times keep accurate and complete books, records and accounts with respect to all of its business activities, in accordance with sound accounting practices and, where applicable, GAAP consistently applied, and will keep such books, records and accounts, and any copies thereof, only at the addresses indicated for such purpose on Schedule 7.1(r).

(x)	Equity Raise. Borrower will use commercially reasonable efforts to raise a minimum of $45,000,000 pursuant to the issuance of new Equity Interests (the "Equity Raise") on or before the date falling six months after the Closing Date. For greater certainty, such $45,000,000 minimum amount will not include any amount provided by the Lender in connection with the Equity Raise or in connection with the Equity Commitment.

(y)	Warrants. On the date the Equity Raise is complete, the Borrower will either issue to Lender, for no additional consideration, such number of common stock purchase warrants of the Borrower with an exercise price equal to the Equity Raise price per share such that a five-year Black-Scholes valuation using a 60% volatility and 1.75% risk-free rate would generate an expected value of $200,000 (the "Warrants"). The Warrants will expire on the date which is five years after the date on which they were issued.

(z)	Financial Covenants Borrower will maintain at all times a minimum positive cash balance equal to $50,000 or such lower amount as is agreed to by the Lender acting reasonably (the "Cash Balance Statement").

(aa)	Board Observer. Until the repayment and performance in full of all of the Obligations, the termination of this Agreement and the Lender having less than 5% of the Equity Interests of the Borrower on a fully diluted basis (which, for the purposes of calculating the foregoing percentage, shall include any Equity Interests issuable to the Lender upon the exercise of the Warrant), the Lender will be entitled to designate one individual (the "Lender's Nominee"), to be an observer and to serve as an observer on the Board's Audit and Compensation Committee. The Borrower will notify the Lender in writing immediately upon determining the date of any meeting of its shareholders at which directors of the Borrower are to be elected. The Borrower shall have the right to exclude any Lender or Lender's Nominee from any portion of any meeting and redact any information from any written materials (i) in order to preserve any attorney-client privilege (based on the advice of counsel) or (ii) at or in which strategies with respect to Obligations.

(bb)	Financial Statements. The Borrower shall deliver audited financial statements of the Borrower for the years ended December 31, 2013 and December 31, 2014 within 30 days of the Closing Date.

(cc)	Merger with Mariel Therapeutics. The Borrower shall merge with Mariel Therapeutics, Inc. within 60 days of the Closing Date.
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9.2	Negative Covenants of the Borrower

So long as this Agreement is in force and except as otherwise permitted by the prior written consent of the Lender, neither the Borrower nor Mariel will:

(a)	Disposition of Property. Except for Permitted Dispositions, dispose of, in one transaction or a series of transactions, all or any part of its Property, whether now owned or hereafter acquired.

(b)	No Consolidation, Amalgamation, etc. Consolidate, amalgamate or merge with any other Person, export a corporation into a jurisdiction outside of the United States, enter into any corporate reorganization or other transaction intended to effect or otherwise permit a change in its existing corporate or capital structure, liquidate, wind-up or dissolve itself, or permit any liquidation, winding-up or dissolution unless prior written approval (which will not be unreasonably withheld) has been received by the Lender and such documentation as is required by counsel to the Lender is delivered concurrently with such transaction.

(c)	No Change of Name. Change its name or change its jurisdiction of incorporation or formation in each case without providing the Lender with 15 days' prior written notice thereof.

(d)	No Debt. Create, incur, assume or permit any Debt to remain outstanding, other than Permitted Debt.

(e)	Operating Leases. Create, incur, assume or permit obligations outstanding in respect to operating leases (which, for greater certainty, does not include leases of real property) such that the aggregate annual payments due on such leases exceeds $25,000.

(f)	No Distributions. Make any Distribution except Permitted Distributions.

(g)	No Lien. Create, incur, assume or permit to exist any Lien upon any of its Property except a Permitted Lien.

(h)	Acquisitions. Make any Acquisitions, except, provided that no Event of Default has occurred and is continuing or would result from such Acquisition, an Acquisition of any other Person or of all or part of the Property of any other Person or of all or part of any division, business, operation or undertaking of any other Person where the business of such Person is the same or substantially the same as, similar, complementary or related to, the Business or the business of the Borrower and the aggregate consideration payable in respect of such Acquisition (including, without limitation, any deferred consideration) is not more than $50,000, and further provided that any property acquired pursuant to such Acquisition becomes Collateral subject to the Security (including, without limitation, any shares of any Subsidiary).

(i)	No Change to Year End. Make any change to its Fiscal Year.

(j)	Location of Assets in Other Jurisdictions. Except for any Property in transit in the ordinary course of business, acquire any Property outside of the jurisdictions identified in Schedule 7.1(r) or move any Property from one jurisdiction to another jurisdiction where the movement of such Property would cause the Lien of the Security over such Property
29

to cease to be perfected under Applicable Law, or suffer or permit in any other manner any of its Property to not be subject to the Lien of the Security or to be or become located in a jurisdiction as a result of which the Lien of Security over such Property is not perfected, unless (i) Borrower has first given 30 days' prior written notice thereof to the Lender, and (ii) the Borrower has first executed and delivered to the Lender all Security and all financing or registration statements in form and substance satisfactory to the Lender which the Lender or its counsel, acting reasonably, from time to time deem necessary or advisable to ensure that the Security at all times constitutes a perfected first-priority Lien (subject only to Permitted Liens) over such Property notwithstanding the movement or location of such Property as aforesaid together with such supporting certificates , resolutions, opinions and other documents as the Lender may deem necessary or desirable in connection with such security and registrations.

(k)	Amendments to Organizational Documents. Amend any of its Organizational Documents in a manner that would be materially prejudicial to the interests of the Lender under the Loan Documents.

(l)	Amendments to other Documents. Amend, vary or alter any Material Contract or Material Licence in a manner that would reasonably be expected to have a Material Adverse Effect.

(m)	Non-Arm's Length Transactions. Except as contemplated by Section 9.2(f), effect any transactions with any Person not dealing at arm's length unless such transaction is on market terms and consistent with transactions with Persons at arm's length.

(n)	Sale and Leaseback. Enter into any arrangement with any Person providing for the leasing by Borrower, as lessee, of Property which has been or is to be sold or transferred by Borrower to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such Property or the lease obligation of Borrower.

(o)	New Subsidiaries. Create or acquire any Subsidiary after the date of this Agreement, including in respect of any Subsidiaries acquired as part of an Acquisition permitted under this Agreement, unless: (i) such Subsidiary exists pursuant to the laws of a state of the United States of America ; (ii) all of the issued and outstanding Equity Interests of such Subsidiary is owned by the Borrower; (iii) such new Subsidiary provides a legal, valid and enforceable guarantee in favour of the Lender and first-ranking security in form and substance satisfactory to the Lender; and in each case appropriate legal opinions are delivered by Borrower's counsel to the Lender.

(p)	Compensation. Until such time that the Equity Raise is completed and the Loan is repaid, the directors and the management of the Borrower shall not receive any fees, salaries or other forms of compensation from the Borrower other than what is set forth in Schedule 9.2(p).

9.3 Entitled to Perform Covenants

If the Borrower fails to perform any covenant contained in this Article 9, or in any other provision hereof or of any of the other Loan Documents, the Lender may perform in any manner deemed fit by it without thereby waiving any rights to enforce this Agreement or the other Loan Documents, any such covenant

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capable of being performed by it and if any such covenant requires the payment of money, the Lender may make such payments. All sums so expended by the Lender will be deemed to form part of the Obligations, will bear interest at the same rate as the Loan and will be payable by the Borrower on demand.

9.4	Covenants of the Lender

(a)	Subject to compliance with Applicable Laws (including, for greater certainty, applicable securities laws) and Section 9.4(b):

(i)	The Lender will commit a minimum of $2,500,000 to participate in the initial public offering of Equity Interests of the Borrower, if the price per share offered to the Lender is equal to a 20% discount to the initial public offering price (the "Equity Commitment").

(ii)	The Lender may, in its sole discretion, commit up to an additional $2,500,000 to participate in the initial public offering of the Equity Interests of the Borrower, if the price per share offered to the Lender is equal to a 20% discount to the initial public offering price.

(b)	Notwithstanding Section 9.4(a), the Lender will only participate in the Borrower's initial public offering, if and only if the Equity Interests issued to the Lender in connection therewith will not be subject to a lock-up or hold period and thus be freely tradable immediately following the completion of the initial public offering.

(c)	For the purposes of this Article 9, an initial public offering shall mean an initial public offering of the common shares of the Borrower or other form of going-public transaction (including, without limitation, a reverse take-over) where the proceeds received by the Borrower are no less than $45,000,000, exclusive of the Equity Commitment, and the Equity interests of the Borrower are posted and listed for trading on any one of the NYSE, NASDAQ, TSX or any other exchange approved by the Lender.

ARTICLE 10

CONDITIONS PRECEDENT

10.1	Conditions Precedent to Loan

The obligations of the Lender to fund the Loan are subject to the satisfaction or waiver on or before the Closing Date of the following conditions precedent:

(a)	this Agreement will have been executed and delivered by all parties hereto;

(b)	the Lender Distribution Agreement will have been executed and delivered by all parties thereto;

(c)	the Lender will have received certified copies of the Organizational Documents of Borrower and Mariel, the resolutions authorizing the execution, delivery and performance of Borrower's and Mariel's respective obligations under the Loan Documents and the transactions contemplated herein, and the incumbency of the officers of Borrower;
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(d)	copies of all shareholder agreements and partnership agreements, if any, applicable to Borrower and Mariel, certified by Borrower to be true, will have been delivered to the Lender's satisfaction;

(e)	Borrower and any other Affiliate of the Borrower who has provided Collateral will be in compliance in all material respects with all (if any) Material Contracts and Material Licences to the reasonable satisfaction of the Lender and copies of all Material Contracts and Material Licences if any, applicable to Borrower and any other Affiliate of the Borrower who has provided Collateral, will have been delivered to the Lender;

(f)	evidence that all necessary or required consents or approvals of any Governmental Authority or other Person in connection with the delivery of the Loan Documents have been obtained;

(g)	releases, discharges, estoppels and postponements with respect to all Liens which are not Permitted Liens, if any, will have been delivered to the Lender;

(h)	duly executed copies of the Security and the Security Documents will have been delivered to the Lender and such financing statements or other registrations of such Security, or notice thereof, will have been filed, registered, entered or recorded in all offices of public record necessary or desirable in the opinion of the Lender to preserve or protect the charges and security interests created thereby;

(i)	a currently dated letter of opinion of counsel to the Borrower and Mariel;

(j)	no Default or Event of Default has occurred and is continuing on the Closing Date or would result from making the Loan and a senior officer of the Borrower will have certified the same to the Lender;

(k)	all representations and warranties made by Borrower in the Loan Documents are true and correct in all material respects;

(l)	no Material Adverse Effect has occurred;

(m)	the Lender will have received such additional evidence, documents or undertakings as the Lender will reasonably request to establish the consummation of the transactions contemplated hereby and be satisfied, acting reasonably, as to the taking of all proceedings in connection herewith in compliance with the conditions set forth in this Agreement;

(n)	the Lender will have completed all due diligence which it considers necessary or appropriate in its discretion in regard to Borrower and its Property, books and records, operations, prospects and condition (financial or otherwise), including, without limitation, in regards to past and ongoing compliance with Applicable Laws (including Environmental Laws), union and labour relations and pension matters; and

(o)	the Lender will have received evidence that the Origination Fee (Section 4.6), the Work Fee (Section 4.7) and the Lender's Expenses (Section 4.8) have been paid or are being paid concurrently with the provision of the Loan.
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ARTICLE 11

EVENTS OF DEFAULT

11.1	Events of Default

The occurrence of any one or more of the following events will constitute an "Event of Default" hereunder:

(a)	the failure of the Borrower to pay any principal hereunder when due; or

(b)	the failure of the Borrower to pay any interest or other Obligations (other than principal hereunder) when due; or

(c)	the failure of the Borrower to perform, keep or observe any covenant, condition, promise, agreement or obligation under this Agreement (other than as described in Sections 9.1 11.1(a) and (b)) or in any of the Loan Documents, in each case which failure is not cured within 15 days of receipt of written notice from the Lender of such failure; or

(d)	the making or furnishing by Borrower or any director or officer thereof to the Lender of any representation, warranty, certificate, schedule, report or other communication of a material nature within or in connection with this Agreement or the Loan Documents, which is untrue or misleading in any material respect when made; provided that, no Event of Default under this Section 11.1(d) will occur if such representation, warranty or other communication is capable of being corrected within 30 days of being made and is diligently corrected within such 30 day period; or

(e)	if Borrower or Mariel ceases or threatens to cease to carry on business generally or admits it inability or fails to pay its debts generally; or

(f)	if (i) other than the payments listed on Schedule 11.1(f), the Borrower fails to make any payment when such payment is due and payable to any Person in relation to any indebtedness for borrowed money or other indebtedness or liabilities arising in respect of any other Debt which in the aggregate principal amount then outstanding is in excess of $25,000 and such payment is not made within any applicable cure or grace period; or (ii) the Borrower defaults in the observance or performance of any other agreement or condition in relation to any such indebtedness to any Person which in the aggregate principal amount then outstanding is in excess of $25,000 or contained in any instrument or agreement evidencing, securing or relating thereto and such default is not waived or cured within any applicable cure or grace period and the obligations hereunder are accelerated by such Person; or

(g)	if Borrower or Mariel denies its obligations under any of the Loan Documents or claims any of the Loan Documents to be invalid or withdrawn in whole or in part; or

(h)	any of the Loan Documents or any material provision of any of them becomes unenforceable, unlawful or is changed by virtue of legislation or by a court, statutory board or commission, in each case in a manner that is adverse to the Lender, if Borrower or Mariel does not, within 15 Business Days of receipt of notice of such Loan Document or material provision becoming unenforceable, unlawful or being changed and being provided with any required new agreement or amendment for execution by the Lender (acting reasonably), replace such Loan Document with a new agreement that is in form
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and substance satisfactory to the Lender or amend such Loan Document to the satisfaction of the Lender; or

(i)	if a decree or order of a court of competent jurisdiction is entered adjudging Borrower or Mariel a bankrupt or insolvent or approving a petition seeking the winding-up of .Borrower or Mariel under the United States Bankruptcy Code or any other bankruptcy, insolvency or analogous laws or issuing sequestration or process of execution against any substantial part of the Collateral or ordering the winding up or liquidation of its affairs; or

(j)	if Borrower or Mariel becomes insolvent, makes any assignment in bankruptcy or makes any other similar assignment for the benefit of creditors, makes any proposal under the United States Bankruptcy Code or any comparable law, seeks relief under any other bankruptcy, insolvency or analogous law, is adjudged bankrupt, files a petition or proposal to take advantage of any act of insolvency, consents to or acquiesces in the appointment of a trustee, receiver, receiver and manager, interim receiver, custodian, sequestrator or other Person with similar powers of itself or of all or any substantial portion of its assets, or files a petition or otherwise commences any proceeding seeking any reorganization, arrangement, composition or readjustment under any applicable bankruptcy, insolvency, moratorium, reorganization or other similar law affecting creditors' rights or consents to, or acquiesces in, the filing of such a petition; or

(k)	if any proceeding or filing will be instituted or made against Borrower or Mariel seeking to have an order for relief entered against Borrower or Mariel as debtor or to adjudicate it bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment or composition under any law relating to bankruptcy, insolvency, reorganization or relief or debtors (including, without limitation, the United States Bankruptcy Code or seeking appointment of a receiver, trustee, custodian or other similar official for Borrower or for any substantial part of its properties or assets unless the same is being contested actively and diligently in good faith by appropriate and timely proceedings and is dismissed, vacated or permanently stayed within 60 days of institution; or

(l)	if a Person takes possession by appointment of a receiver, receiver and manager, or otherwise of any material portion of the Property of Borrower or Mariel; or

(m)	if a final judgment, execution, writ of seizure and sale, sequestration or decree for the payment of money due will have been obtained or entered against the Borrower or Mariel in an amount in excess of $50,000 and such judgment, execution, writ of seizure and sale, sequestration or decree will not have been and remain vacated, satisfied, discharged or stayed pending appeal within the applicable appeal period or is not otherwise covered by insurance; or

(n)	if any of the Security will cease to be a valid and perfected first-priority security interest subject only to Permitted Liens and the Borrower will have failed to remedy such default within 10 Business Days of the Borrower becoming aware of such fact; or

(o)	if an event of default occurs under any Material Contract or Material Licence and which is committed by Borrower or any other Affiliate of the Borrower who has provided Collateral (other than an event of default specifically dealt with in this Section) and such event of
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default has or would reasonably be expected to have a Material Adverse Effect and is not remedied within 30 days after the Borrower becomes aware of such event of default; or

(p)	if a Change of Control occurs; or

(q)	all or any material part of the Property of Borrower or Mariel will be nationalized, expropriated or condemned, seized or otherwise appropriated, or custody or control of such Property of Borrower or Mariel will be assumed by any Governmental Authority or any court of competent jurisdiction at the instance of any Governmental Authority, in each case which has or would reasonably be expected to have a Material Adverse Effect except where contested in good faith by proper proceedings diligently pursued where a stay of enforcement is in effect; or

(r)	if any order is made by any Governmental Authority in relation to the Borrower or Mariel, or there is any change of law, or the interpretation or administration therefore, in each case, which in the reasonable opinion of the Lender, operates to prevent or restrict the trading of the common shares of the Borrower.

11.2	Acceleration and Termination of Rights

If any Event of Default occurs and continues, all Obligations owing by the Borrower under the Loan Documents will, at the option of the Lender, become immediately due and payable, all without notice, presentment, protest, demand, notice of dishonour or any other demand or notice whatsoever, all of which are hereby expressly waived by Borrower; provided, if any Event of Default described in Section 11.1(e), 11.1(i) through 11.1(k) with respect to the Borrower occurs, the outstanding principal amount of the Loan and all other Obligations will automatically be and become immediately due and payable. In such event the Lender may, in its discretion, exercise any right or recourse and/or proceed by any action, suit, remedy or proceeding against Borrower or Mariel authorized or permitted by law for the recovery of all the Obligations of the Borrower or Mariel to the Lender and proceed to exercise any and all rights hereunder and under the Security and no such remedy for the enforcement of the rights of the Lender will be exclusive of or dependent on any other remedy but any one or more of such remedies may from time to time be exercised independently or in combination.

11.3	Remedies Cumulative and Waivers

For greater certainty, it is expressly understood and agreed that the rights and remedies of the Lender hereunder or under any other Loan Document or instrument executed pursuant to this Agreement are cumulative and are in addition to and not in substitution for any rights or remedies provided by law or by equity; and any single or partial exercise by the Lender of any right or remedy for a default or breach of any term, covenant, condition or agreement contained in this Agreement or any other Loan Document will not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy or other rights or remedies to which the Lender may be lawfully entitled for such default or breach. Any waiver by the Lender of the strict observance, performance or compliance with any term, covenant, condition or other matter contained herein and any indulgence granted, either expressly or by course of conduct, by the Lender will be effective only in the specific instance and for the purpose for which it was given and will be deemed not to be a waiver of any rights and remedies of the Lender under this Agreement or any other Loan Document as a result of any other default or breach hereunder or thereunder.

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11.4	Saving

The Lender will not be under any obligation to the Borrower or any other Person to realize any Collateral or enforce the Security or any part thereof or to allow any of the Collateral to be sold, dealt with or otherwise disposed of. The Lender will not be responsible or liable to Borrower or any other Person for any loss or damage upon the realization or enforcement of, the failure to realize or enforce the Collateral or any part thereof or the failure to allow any of the Collateral to be sold, dealt with or otherwise disposed of or for any act or omission on their respective parts or on the part of any director, officer, agent, servant or adviser in connection with any of the foregoing, except that the Lender may be responsible or liable for any loss or damage arising from the wilful misconduct or gross negligence of Lender.

11.5	Third Parties

No Person dealing with the Lender or any agent of the Lender will be required to inquire whether the Security has become enforceable, or whether the powers which the Lender is purporting to exercise have been exercisable, or whether any Obligations remain outstanding upon the security thereof, or as to the necessity or expediency of the stipulations and conditions subject to which any sale will be made, or otherwise as to the propriety or regularity of any sale or other disposition or any other dealing with the Collateral charged by such Security or any part thereof.

11.6	Set-Off or Compensation

In addition to and not in limitation of any rights now or hereafter granted under Applicable Law, if repayment is accelerated pursuant to Section 11.1(r), the Lender may at any time and from time to time without notice to the Borrower or any other Person, any notice being expressly waived by the Borrower, set-off and compensate and apply any and all deposits, general or special, time or demand, provisional or final, matured or unmatured, and any other indebtedness at any time owing by the Lender, to or for the credit of or the account of the Borrower, against and on account of the Obligations notwithstanding that any of them are contingent or unmatured.

ARTICLE 12

INDEMNIFICATION, ETC.

12.1	General Indemnity

The Borrower agrees indemnify and hold harmless the Lender, and each of its Affiliates, and Subsidiaries, and its respective officers, directors, employees and agents (each an "Indemnified Party") from and against any and all obligations , losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature (including, without limitation, the disbursements and the fees (on a solicitor-client basis) of one legal counsel (unless it would be inappropriate for one counsel to represent all Indemnified Parties due to a conflict of interest or otherwise in which case, all legal counsel for each Indemnified Party) in connection with any investigative, administrative or judicial proceedings, whether or not any Indemnified Party will be designated a party thereto), (collectively, "Losses") which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, provincial, state or local laws or regulations, including, without limitation, securities, environmental and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any other Loan Document, or any act, event or transaction related or attendant thereto, the making and/or the management of the Loan or the use or intended use of the proceeds of the Loan; provided, however that the Borrower will have no obligation hereunder to any Indemnified Party to the extent that such Losses were caused by or resulted from the wilful misconduct or gross negligence of

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such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable against the Borrower because it violates any law or public policy, the Borrower will satisfy such undertaking to the maximum extent permitted by Applicable Law. Any Losses covered by this indemnity will be paid to each Indemnified Party on demand, and, failing prompt payment, will, together with interest thereon at the Deemed Interest Rate from the date incurred by each Indemnified Party until paid in full, be added to the Obligations and be secured by the Collateral. The provisions of this Section 12.1 will survive the satisfaction and payment of all Obligations and the termination of this Agreement.

12.2	Taxes

All payments made by the Borrower under this Agreement and the Loan Documents will be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, assessments, imposts, deductions, charges, or withholdings imposed by any foreign, federal, provincial, state, local or other jurisdiction or any Governmental Authority thereof or political subdivision or taxing authority therein, excluding taxes imposed on the net income or the capital of the Lender (all such non-excluded taxes being hereinafter called "Taxes"). If any Taxes are required to be withheld from any amounts so payable to the Lender hereunder or under any Loan Documents the amounts so payable will be increased to the extent necessary to yield to the recipient (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement or any other Loan Documents. If the Borrower is required by Applicable Law to make any deduction or withholding on account of any Taxes or other amount from any sum paid or expressed to be payable to the Lender under this Agreement or any other Loan Document, then: (a) the Borrower will notify the Lender of any such requirement or any change in any such requirement as soon as it becomes aware of it; (b) the Borrower will pay any such Taxes or other amount before the date on which penalties attached thereto become due and payable; (c) the sum payable by the Borrower in respect of which the relevant deduction, withholding or payment is required will be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the recipient receives on the due date and retains (free from any liability in respect of any such deduction, withholding or payment) a sum equal to that which it would have received and so retained had no such deduction, withholding or payment been required or made; and (d) within 30 days after payment of any sum from which the Borrower is required by Applicable Law to make any deduction or withholding, and within 30 days after the due date of payment of any Taxes or other amount which it is required by clause (b) above to pay, it will deliver to the Lender all such certified documents and other evidence as to the making of such deduction, withholding or payment as (i) are reasonably satisfactory to the Lender as proof of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority and (ii) are reasonably required by the Lender to enable it to claim a tax credit with respect to such deduction, withholding or payment. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority, the Borrower will indemnify the Lender for any incremental taxes, interest or penalties that may become payable by the Lender as a result of any such failure. The provisions of this Section 12.2 will survive the satisfaction and payment of all Obligations and the termination of this Agreement.

ARTICLE 13

GENERAL PROVISIONS

13.1	Notice

Any notice or other communication required or permitted to be given hereunder will be in writing and will be given by facsimile or other means of electronic communication or by hand delivery as hereinafter provided. Any such notice, if sent by fax or other means of electronic communication, will be deemed to

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have been received on the day of sending, or if delivered by hand will be deemed to have been received at the time it is delivered to the applicable address noted below. Notices of change of address will also be governed by this Section 13.1. Notices and other communications will be addressed as follows:

if to the Borrower:

Ember Therapeutics, Inc.

138 East 57th Street

New York, NY 10022

Attention: Joseph Hernandez

Email: hernanez_joe@yahoo.com

if to the Lender:

Knight Therapeutics Inc.

376 Victoria Avenue, Suite 220

Westmount, Quebec H3Z 1C3 Canada

Attention: Jeffrey Kadanoff

Email: jkadanoff@gud-knight.com

With a copy to (which shall not constitute notice):

Dentons Canada LLP

1 Place Ville Place

39th Floor

Montreal, Quebec H3B 4M7

Email: charles.spector@dentons.com

13.2	Choice of Governing Law and Construction

This Agreement and any non-contractual obligations arising out of or in connection with it will be governed by the laws of the State of New York.

13.3	Attornment

The Parties hereto irrevocably submit and attorn to the non-exclusive jurisdiction of the courts of the State of New York for all matters arising out of, or in connection with, this Agreement.

13.4	Press Releases

Each party hereto agrees that it will promptly provide the other party with drafts of any press releases relating to the subject matter hereof, including the entering into of this Agreement, for review and comment before the issuance thereof, such review and comments not to be unreasonably withheld or delayed.

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13.5	Modification and Benefit of Agreement

This Agreement and the other Loan Documents may not be modified, altered or amended except by an agreement in writing signed by the Borrower and the Lender. The Borrower may not sell, assign or transfer this Agreement, or the other Loan Documents or any portion thereof including, without limitation, the Borrower's right, title, interest, remedies, powers or duties thereunder. The sale, assignment, transfer or other disposition by the Lender, at any time and from time to time hereafter, of this Agreement, or the other Loan Documents, or of any portion thereof, or participation therein including, without limitation, the right, title, interest, remedies, powers and/or duties of the Lender thereunder will require the prior written consent of the Borrower (not to be unreasonably withheld or delayed), unless an Event of Default is continuing or unless such sale, assignment, transfer or other disposition is to an Affiliate of the Lender. The Borrower agrees that it will execute and deliver such documents as the Lender may request in connection with any such sale, assignment, transfer or other disposition. This Agreement will inure to the benefit of, and be binding upon, the parties hereto and their successors and permitted assigns.

13.6	Waivers, Confidentiality, Information Sharing

(a)	In no event will any party hereto be liable for lost profits or other special or consequential damages.

(b)	To the maximum extent permitted by Applicable Law, the Borrower hereby waives all rights to a hearing of any kind before the exercise by the Lender of its rights to repossess the Collateral without judicial process or to reply, attach or levy upon such Collateral without prior notice or hearing.

(c)	To the maximum extent permitted by Applicable Law, the Borrower hereby waives demand, presentment, protest and notice of nonpayment.

(d)	Failure of the Lender, at any time or times hereafter, to require strict performance by the Borrower of any provision of this Agreement or any of the other Loan Documents will not waive, affect or diminish any right of the Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Lender of a Default or Event of Default under this Agreement or any default under any of the Loan Documents will not suspend, waive or affect any other Default or Event of Default under this Agreement or any other default under any of other Loan Documents, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. No delay on the part of the Lender in the exercise of any right or remedy under this Agreement or any other Loan Documents will preclude any other or further exercise thereof or the exercise of any right or remedy. None of the undertakings, agreements, warranties, covenants and representations of the Borrower contained in this Agreement or any of the other Loan Documents and no Default or Event of Default under this Agreement or default under any of the other Loan Documents will be deemed to have been suspended or waived by the Lender unless such suspension or waiver is in writing, signed by duly authorized officer(s) of the Lender and directed to the Borrower specifying such suspension or waiver.

(e)	The Borrower hereby agrees and acknowledges that the Lender will be permitted to share with any of its Affiliates, any information concerning the Borrower, Borrower, this Agreement and all other Loan Documents, and the subject matter thereof, that the Lender has or will have in its possession.

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13.7	Judgment Currency

If in the recovery by the Lender of any amount owing hereunder in any currency, judgment can only be obtained in another currency and because of changes in the exchange rate of such currencies between the date of judgment and payment in full of the amount of such judgment, the amount of recovery under the judgment differs from the full amount owing hereunder, the Borrower will pay any such shortfall to the Lender, and such shortfall can be claimed by the Lender against the Borrower as an alternative or additional cause of action and any surplus received by the Lender will be repaid to the Borrower.

13.8	Severability

If any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Agreement.

13.9	Conflicts

In the event there occurs any conflict or inconsistency between any provision hereof and any provision of the other Loan Documents, the provision hereof, to the extent of any such conflict or inconsistency, will govern.

13.10	Entire Agreement

This Agreement and the other Loan Documents embody the entire agreement and understanding between the parties hereto and thereto and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof and may not be contradicted by evidence of prior or contemporaneous agreements of the parties. There are no unwritten oral agreements between the parties related to the subject matter of this Agreement and the other Loan Documents.

13.11	Counterpart Execution/Electronic Delivery

This Agreement may be executed in counterpart and delivered by fax or other electronic means of delivery.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Borrower has duly executed this Agreement as of the date set out on the first page hereof.

EMBER THERAPEUTICS, INC. Per: /s/ Joseph Hernandez Name: Joseph Hernandez Title: Executive Chairman

IN WITNESS WHEREOF, the Lender has duly executed this Agreement as of the date set out on the first page hereof.

KNIGHT THERAPEUTICS, INC. Per: /s/ Jeffrey Kadanoff Name: Jeffrey Kadanoff Title: CFO

Signature Page to the Loan Agreement

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